August 3, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Niusule Biotech Corp’s Form 8-K dated August 3, 2009, and have the following comments:

1.	We agree with the statements made as they pertain to our firm.

2.	We have no basis on which to agree or disagree with any other statements made in Item 4.01.

Yours truly,

Malone & Bailey, PC

Houston, Texas